Exhibit (a)(1)(v)

ELECTRONIC DATA SYSTEMS CORPORATION

STOCK OPTION EXCHANGE PROGRAM

&

2003 INCENTIVE PLAN OF ELECTRONIC DATA SYSTEMS CORPORATION

ABRIDGED PROSPECTUS

IMPORTANT NOTE: an investment in securities, such as Electronic Data Systems Corporation’s common stock, always involves a certain degree of risk. The value of publicly traded securities depends on a multitude of factors such as, but not limited to, the operating performance of the underlying business, general economic, geopolitical and market conditions and exchange rate fluctuations. Past share performance does not in any way guarantee future performance and Electronic Data Systems Corporation does not and cannot provide any guarantee on the future evolution of the value of the Electronic Data Systems Corporation securities. For more information regarding the tax treatment of the stock options, see part I, 3) and II, 3) of this prospectus. For more information regarding the specific risks relating to the Stock Option Exchange Program see Part I, 2) of this prospectus. This prospectus as well as the information sources (such as websites) to which it refers may also contain forward-looking statements that involve risks and uncertainties. Although Electronic Data Systems Corporation has used all reasonable care in preparing such forward-looking statements, Electronic Data Systems Corporation ‘s actual results could differ materially from those anticipated in these forward-looking statements. Prospective investors should carefully consider whether investment in Electronic Data Systems Corporation securities is suitable for them in light of the information contained in this prospectus (which does not purport to be exhaustive), their personal circumstances and the financial resources available to them.

WARNING

This Abridged Prospectus contains two major parts:

I. one part concerning the details of the Exchange Program which is an exceptional program applicable to the employees currently owning options granted by EDS in the past and allowing those to waive their rights on these options with a view to be offered new options in a near future under the 2003 Incentive Plan of Electronic Data Systems Corporation; this part describes the features specific to the options which will be granted in the framework of the Exchange Program;

II. a second part summarising the general features of the 2003 Incentive Plan of Electronic Data Systems Corporation under which options will be granted whether in the framework of this Exchange Program or not (EDS MAY indeed grant options to its employees outside the scope of the Exchange Program).

Preliminary remarks

1) Approval by the Banking and Finance Commission

The present abridged prospectus (the “Abridged Prospectus”) has been approved by the Banking and Finance Commission on August 18, 2003 in accordance with Article 14 of the Act of April 22, 2003 on Public Offerings of Securities. This approval does not imply an assessment of the opportunity and the quality of the operation nor of the financial or economical position of the persons carrying it out.

2) Abridged Prospectus

This Abridged Prospectus contains important information for the eligible Belgian employees of the Belgian subsidiaries of Electronic Data Systems Corporation, a company incorporated in the United States, having its registered office at 5400 Legacy Drive, Plano, Texas 75024-3199, United States of America (hereinafter referred to as “EDS” or the “Company”).

The following subsidiaries are concerned:

A.T. Kearney NV

Electronic Data Systems Belgium N.V.

Systematics N.V.

Unigraphics Solutions N.V.

The Abridged Prospectus contains in Part I information concerning the Stock Option Exchange Program (the “Exchange Program”) of EDS allowing the employees to renounce to their options outstanding under the 2003 Incentive Plan of Electronic Data Systems Corporation, as well as options outstanding under the PerformanceShare 1997 Nonqualified Stock Option Plan, Transition Incentive Plan and EDS Global Share Plan, with a view to be offered new options to be granted under the 2003 Incentive Plan of Electronic Data Systems Corporation. In addition, this Abridged Prospectus contains in Part II information concerning the 2003 Incentive Plan of Electronic Data Systems Corporation (the “Plan”). Finally this Abridged Prospectus contains some general information concerning EDS and its capital (Part III).

3) Other information sources

The following documents are available from the Local Co-ordinator:

a. Documents related to the Incentive Plan – 1996:

-	The Beneficiary Designation Form;

-	The non-qualified stock option agreement (“Non-Qualified Stock Option Agreement” – the “Agreement”);

-	An overview of the EDS Group structure

-	A document called “Equity Related Agreement” (the “ERA”);

-	2003 Incentive Plan of Electronic Data Systems Corporation

-	A document called “Annual Grant Memo”.

b. Documents related to the Exchange Program:

-	A document called “Grant Agreement”;

-	A document called “Award Statement”, together with an acceptance and rejection form;

-	A document called “Stock Option Exchange Program – Tender Offer Statement” (the “Tender Offer Statement”);

-	A document called “Stock Option Exchange Program Site Summary”;

-	A document called “The EDS Stock Option Exchange Program Frequently Asked Questions and Additional Information”.

c. Documents related to the general information concerning EDS:

-	Incorporation deed and amended and restated by-laws of EDS;

-	Annual accounts of 1999;

-	The annual reports of EDS for the financial years ending on December 31, 2000, December 31, 2001 and December 31, 2002, including the audited annual accounts, the report of the independent auditors and information about the consolidated accounts;

-	The EDS’ results for the 2003 first quarter;

-	An excerpt from the minutes of EDS Board of Directors dated February 6, 2001;

-	The form 10-Q for the fourth fiscal quarter for 2002 containing among others, unaudited figures as at December 31, 2002.

Additional information and the Plan’s U.S. prospectus will be available on the website www.eds.com as well as upon request with the Local Co-ordinator (cf infra).

Annual reports and accounts as well as any interim reports published after the date of this Abridged Prospectus will also be available on the website www.eds.com or upon request with the Local Co-ordinator.

4) Contact persons

The options granted under the Plan, including those granted in the framework of the Exchange Program, are granted directly by EDS to the eligible employees of EDS or to the employees of the Belgian subsidiaries participating to the Plan. They are not granted by the Belgian companies.

However, EDS appointed a Local Coordinator to which the Participants can direct their queries, ask further information about the Plan or get a copy of the documents under I 3).

The Local Coordinator is:

Mrs. C. Poels

Noorderlaan 147

B- 2030 Antwerpen (Belgium)

Telephone: 00-32-(0)3-544.66.12

Mellon Investor Services LLC, having its registered office at Overpeck Centre, Challenger Road 85, Ridgefield Park, New York, N.Y., 07660, is the third party administrator under the Plan, in accordance with the services agreement entered into by Mellon Investor Services LLC and EDS. Mellon Investor Services LLC is not an affiliated company or a subsidiary EDS.

5) Responsibility for the Abridged Prospectus

EDS, represented by the Board of Directors, takes the responsibility for the content of the Abridged Prospectus.

EDS confirms that the information of the Abridged Prospectus is accurate and that nothing has been left out that could change the contents of the Abridged Prospectus.

The Abridged Prospectus is available in English, in Dutch and in French. The conformity of the different language versions has been checked by EDS, which is responsible for it. In the event of discrepancies between the different versions of this Abridged Prospectus or in the event of a problem of interpretation, the English version will prevail.

6) Approval by the Board of Directors

The Non-Qualified Stock Option Agreement has been adopted under the 2003 Incentive Plan of Electronic Data Systems Corporation.

The Plan, in its amended and restated form has been approved by the Compensation and Benefit Committee (the “Committee”) of the EDS Board of Directors on February 6, 2001.

In accordance with Article 8 of the Plan, the Committee can grant different kinds of awards to the employees. In particular, the Committee can grant Stock Options as defined hereunder.

In the event that a provision of the Agreement conflicts with the provisions of the Plan, the provisions of the Agreement will have to be construed in accordance with the Plan.

Amendments to the Plan were necessary to implement the Exchange Program.

In February 2003 the Board of Directors has authorized the amendment and restatement of the Plan to permit the Exchange Program.

On May 20, 2003 the annual meeting of shareholders of EDS approved the amendments made by the Board of Directors of EDS to permit the Exchange Program.

7) EDS’ Independent Auditors

The independent auditors of EDS over the last three accounting years were KPMG LLP, Texas, Dallas.

The annual accounts of 2000, 2001 and 2002 have been approved without any reservation by KPMG.

PART I: EXCHANGE PROGRAM

1) Eligible options and eligible employees

The program is open to all the Belgian employees of the Belgian subsidiaries of EDS, holding eligible options (the “Participants”). The decision to participate in the Exchange Program is completely voluntary.

However, in order to be offered a new option, the employee must remain an employee of the Belgian subsidiaries of EDS through the new option grant date (the “Grant Date”), which is the date on which the new options are granted, and is expected to be the first business day that is at least 6 months and 1 day after the date of expiration, as defined in 3) B below.

If, for any reason, the employee does not remain an employee of the Belgian subsidiaries of EDS through the Grant Date (i.e. if the employee quits, with or without a good reason, dies or EDS terminates his employment, with or without cause), the employee will not be offered any new options or any other compensation.

2) Risks of Participating in the Stock Option Exchange Program

Participation in the Exchange Program involves a number of risks, including those described below. This section briefly highlights some of these risks.

EDS does not make any recommendation as to whether the employee should accept this offer, nor has EDS authorized any person to make any such recommendation.

However, EDS strongly urges the employee to speak with an investment and tax advisor as necessary before deciding to participate in the Exchange Program.

A. Economic Risks

- If the price of EDS common stock increases after the date on which the options are cancelled, the cancelled options might have been worth more than the new options that the employee may be offered as of the Grant Date.

For example, if the employee accepts to cancel eligible options with an exercise price of USD 33.00 per share and the price of EDS common stock increases to USD 40.00 per share when the new options are granted, the new option will have a higher exercise price than the cancelled option. Additionally, the new option will be for a smaller number of shares than the eligible options that are cancelled.

- If the employee participates in the Stock Option Exchange Program, he will be ineligible to receive any additional option grant until 24 March 2004, at the earliest.

Employees generally are eligible to be offered option grants at any time that EDS chooses to make such grants. However, if the Participant participates in the Exchange Program, he will not be eligible to receive any additional option grant until 24 March 2004, at the earliest.

- If EDS is acquired by or merged with another company, the cancelled options might have been worth more than the new options that the Participant may be offered as of the Grant Date.

A transaction involving EDS, such as a merger or other acquisition, could have a substantial effect on the EDS’ stock price, including significantly increasing the price of EDS common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Exchange Program might be deprived of the benefit of the appreciation in the price of EDS common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this Exchange Program and retained their original options.

- If the employment of the Participant terminates before EDS grants the new options, including as the result of a reduction-in-force or another company’s acquisition of EDS, the Participant will neither be offered a new option nor have any of his cancelled options returned to him.

Once EDS cancels the eligible options that the Participant tendered for cancellation, all of the Participant’s rights under the eligible cancelled options terminate. Accordingly, if the Participant’s employment with EDS terminates for any reason, including as the result of a reduction-in-force or another company acquiring EDS, before the grant of the new options, the Participant will have the benefit of neither the cancelled option nor any new option.

EDS’ revenues depend on the health of the economy and the growth of EDS’ customers and potential customers. If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, EDS may experience a material adverse impact on the business, operating results and financial condition of EDS and may undertake various measures to reduce the expenses including, but not limited to, a reduction-in-force. Should the employment of the Participant be terminated as part of any such reduction-in-force, the Participant will have the benefit of neither the cancelled option nor any new option.

If another company acquires EDS, that company may, as part of the transaction or otherwise, decide to terminate some or all of EDS’ employees before the Grant Date. If the employment of the Participant terminates for this or any other reason before the Grant Date, the Participant will not be offered a new option, nor will he receive any other compensation for his eligible options that were cancelled.

B. Business-Related Risks

The statements in the Exchange Program and the SEC reports referred to in this prospectus that are not historical statements are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding estimated revenues, operating margins, cash flows, capital expenditures, financing transactions, the impact of acquisitions and divestitures, the impact of client bankruptcies, the impact of the adoption of accounting standards and other forward-looking financial information. In addition, EDS has made in the past and may make in the future other forward-looking statements, including statements regarding future operating performance, short- and long-term revenue and earnings, the timing of the revenue, earnings and cash flow impact of new and existing contracts, liquidity, backlog, the value of new contract signings, business pipeline and industry growth rates and the performance relative thereto. Any forward-looking statement may rely on a number of assumptions concerning future events and be subject to a number of uncertainties and other factors, many of which are outside the control of EDS, that could cause actual results to differ materially from such statements. A number of these uncertainties and other factors are more fully described in the Tender Offer Statement. This list is not exhaustive.

EDS disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

C. Tax Risks

Reference is made to Part I, 4) of this prospectus for the tax and social security treatment of the Exchange Program.

3) How the Exchange Program works

A. Goal of the Exchange Program

Stock options are an important component of the EDS reward strategy for employees.

However, due to the sharp decline in the stock price, virtually all of EDS stock options have grant prices higher than the current trading price of EDS Shares. As a result, the EDS Stock options are no longer effectively providing the employees motivation and retention that they were intended to provide.

The Exchange Program provides EDS with an opportunity to realign performance and reward.

B. Design of the Exchange Program

Under the Exchange Program, the Participants may make a one-time election to cancel all of their eligible outstanding stock options in exchange for a conditional promise of a new stock option offer. The Participants will be given a short election period in which to accept this offer. For those employees who choose to participate in the Exchange Program, all of their current eligible options will be cancelled on the last day of this election period. The new stock option offer will take place as soon as practicable as of the Grant Date, which is expected to be the first business day that is at least 6 months and 1 day after the Expiration Date.

As of December 31, 2002, options to purchase an aggregate of 51,813,695 shares of EDS common stock were eligible for cancellation under the Exchange Program with exercise prices ranging from USD 33.745 to USD 69.195. Approximately 61,000 employees worldwide hold these options.

Each of these options was granted under one of the following plans: the Amended and restated version of “Incentive Plan – 1996”, PerformanceShare, Global Share and the Transition Incentive Plan. The shares of EDS common stock for which the new options will be exercisable will be registered with the Securities and Exchange Commission.

Options with an exercise price of less than USD 33.00 per share were excluded because the Board of Directors of EDS believes that such options still represent significant value to their holders and wants employees to continue to be motivated to promote increased shareholder value. In addition, options granted under Global Share in 2002 were excluded because their high exercise price causes them to be of such little value that they would only be exchangeable for an option exercisable for a small fraction of a share.

All of the new options will be granted from the EDS 2003 Incentive Plan even if the new options are granted further to the cancellation of old options granted under another plan. The terms and conditions of the new options will depend upon which plan’s options they replace, as more fully described below.

Participation in the program is voluntary. To participate in the program, however, an employee must elect to cancel all of his or her outstanding eligible options. In other words, an employee may not elect to cancel some of his or her outstanding eligible options in exchange for a conditional promise of a new stock option offer and retain others.

The offer made within the framework of the Exchange Program ends at 7:00 P.M., Eastern Time (U.S.), on 23 September 2003 (the “Expiration Date”), unless EDS extends this period.

Notwithstanding any other provision of Exchange Program, EDS will not be required to accept any eligible options tendered for cancellation, and EDS may terminate the Exchange Program, or postpone the acceptance and cancellation of any eligible options tendered for cancellation, in each case, subject to Rule 13e–4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the events as described in section 7 of the Tender Offer Statement has occurred, or has been determined by EDS to have occurred.

C. Exchange ratio of the Exchange Program

The exchange ratio for the Exchange Program, i.e., how many outstanding eligible options an employee must cancel in order to receive a promise to be offered one new option, is based on a bi-nomial pricing model. This model is a recognized and accepted method to determine the value of an option.

Using the bi-nomial pricing model, the value of each option was determined both before and after the exchange. These values were then compared to determine an appropriate exchange ratio based on the outstanding eligible option’s exercise price. Generally, an employee will cancel from 1.5 to three outstanding eligible options for a promise to be offered a single new one at least six months and one day later. Fractional amounts will be rounded up to the nearest whole number. Specifically,

EDS has set the exchange ratio at a promise to be offered one new option for every two eligible options outstanding under for both Global Share and PerformanceShare cancelled. The specific exchange ratios for eligible options outstanding under the Incentive Plan cancelled will be as set forth in the following table.

Exercise Price	Exchange Ratio (Cancellation of outstanding eligible Old Option: Promise to be offered New Option)
Less than $33.00	N/A
$33.00 through $45.00	1.5 : 1.0
$45.01 through $55.00	3.0 : 1.0
More than $55.00	2.5 : 1.0

D. Exercise price of the new options

All new options will be granted with an exercise price equal to the mean between the highest and lowest sales prices of EDS common stock on the Grant Date. The most recent stock market quotes for EDS common stock are available on the following website: http://finance.yahoo.com/q?s=EDS.

E. Vesting of the new options

New options granted further to the cancellation of eligible options outstanding under the Global Share Plan or the PerformanceShare Plan will fully vest on the first anniversary of their Grant Date.

New options granted further to the cancellation of eligible options outstanding under the Incentive Plan will vest 50% on the first anniversary of their Grant Date and 25% on each of the second and third anniversaries of their Grant Date.

Any prior vesting of outstanding eligible options will be disregarded.

F. Term of the new options

New options granted further to the cancellation of eligible options outstanding under the Global Share Plan or the PerformanceSharePlan will have a term of five years from the Grant Date;

New options granted further to the cancellation of eligible options outstanding under the Incentive Plan will have a term of six years from the Grant Date.

G. Grant and exercise of the new options

The Participants who are eligible to be offered new options in exchange for the cancellation of options outstanding under the Global Share Plan or the PerformanceShare Plan will receive an Award Statement along with a letter of Acceptance/ Rejection. These Participants will not have to sign the Equity Related Agreement.

The Participants who are eligible to be offered new options in exchange for the cancellation of options outstanding under the Incentive Plan or the Transition Incentive Plan will receive a Grant Agreement along with a letter of Acceptance/ Rejection. In addition, these Participants will have to sign the Equity Related Agreement (for more information, see Part II, 2, B, b).

If the Participant does not have an EDS e-mail address or if he/she is on inactive status (such as a leave of absence), he/she will receive a paper election packet with instructions to follow.

All Participants must fill out the election form and fax or mail it to Mellon Investor Services LLC in time for it to arrive by the Expiration Date. This procedure is more fully described under section 4 of the Tender Offer Statement.

The Participant may withdraw the eligible options that he/she previously elected to cancel in exchange for a promise of a new stock option offer only in accordance with the provisions of section 5 of the Tender Offer Statement. The Participant may withdraw the eligible options that he/she previously elected to cancel in exchange for a promise of a new stock option offer at any time before the Expiration Date. If EDS extends the offer to exchange beyond that time, the Participant may withdraw his/her eligible options at any time until the extended Expiration Date of the offer to exchange.

H. Term of the Exchange Program – Frequency of grant

The Exchange Program will end at 7.00 P.M., Eastern Time (U.S), on 23 September 2003, unless EDS should decide to extend the Exchange Program.

The Exchange Program is a once-only Program.

All of the other terms and conditions of the new options will generally be identical to the terms of other employee options granted under the Plan, as more fully described under Part II.

4) Tax consequences

4.1. Offer to exchange the cancellation of outstanding eligible stock options for a conditional promise of an option offer on at least six months and one day after the cancellation

The offer that is made to the Participant to exchange the cancellation of his outstanding eligible options for a promise to be offered new non-qualified options that will be granted under the 2003 Incentive Plan of Electronic Data Systems Corporation is not in itself a stock option offer in the meaning of the Belgian income tax legislation. Indeed, in compensation of the surrendering of his outstanding eligible options, the Participant is allotted a conditional promise to be offered new non-qualified options at least six months and one day after the cancellation, and not the new non-qualified options themselves.

By contrast, provided the conditions (e.g. continuous employment during the period of at least six months and one day) under which the Participant may be granted new non-qualified options under the 2003 Incentive Plan of Electronic Data Systems Corporation are met, the offer of the new options so granted to him – and which will occur on a date that is at least six months and one day after the date of cancellation of the outstanding eligible options – will be regarded as a stock option offer from a Belgian income tax perspective. The tax treatment of this stock option offer is addressed in the following section 4.2.

In addition, as the cancellation by Electronic Data Systems Corporation of the outstanding eligible options does not result in a transfer of property of the option rights from the Participant to Electronic Data Systems Corporation, but in the extinction of such rights (these options having been issued and being cancelled by the same entity: Electronic Data Systems Corporation), the clause under which the outstanding eligible options are not transferable will have been complied with. Therefore, the cancellation of the outstanding eligible options does not endanger the application of the taxable percentages of 7.5%1 and 0,5%2 that might have been used for the purpose to determine the taxable benefit in kind that arose by reason of the original grant of the outstanding eligible options. As a consequence, the Participant whose benefit in kind has been determined based on the reduced taxable percentages of 7,5% and 0,5%, when the outstanding eligible options were originally offered to him, will not be recognized an additional benefit in kind equal to the taxable percentage on which he already paid tax.

4.2. Tax treatment of the offer of the new non-qualified options granted under the 2003 Incentive Plan of Electronic Data Systems Corporation

This section describes the tax treatment of the offer of the new non-qualified options granted under the 2003 Incentive Plan of Electronic Data Systems Corporation (hereafter referred to as the “new stock options”) – which grant is conditional – and will take place at least six months and one day after the cancellation of the outstanding eligible options.

A. The tax treatment of the new stock option

a.	Income tax treatment

Taxation on the 60th day following the dated offer notification

The new stock options which acceptance is duly notified in writing to Electronic Data Systems Corporation at the latest by the 60th day following the offer date (the option award expiring on the 61st day) will be taxed on that 60th day. The taxable amount (see below) will be regarded as taxable pay taxed at graduated rates ranging from 25% to 50% to be increased by local tax (which varies from 0% to 9%) calculated on the principal amount of taxes due.

[1]	For options with a life-time of 5 years maximum from the grant date.
[2]	For options with a life-time of more than 5 years, the taxable percentage of 7.5% is increased by 0.5 per year added to 5 years.

The amended tax stock option law of 26 March 1999 stated that the dated offer has to be notified in writing to the employee. The offer date is the date on which the employee has been informed in writing about the option offer.

Taxable basis

The taxable amount is calculated to be the sum of the taxable time value and of the discount at the offer date, if any.

•	The taxable time value of the new stock options

The new stock options offered further to the cancellation of outstanding eligible options that were originally granted under the Global Share Plan and the PerformanceShare Plan will expire on the 5th anniversary of the Grant Date. As a result, the taxable time value of these new stock options equals 15% of the fair market value (FMV) of the underlying EDS shares on the New York Stock Exchange at the date of the offer.

The new stock options offered further to the cancellation of outstanding eligible options that were originally granted under the Incentive Plan will expire on the 6th anniversary of the Grant Date. As a result, the taxable time value of these new stock options equals 16% of the fair market value (FMV) of the underlying EDS shares on the New York Stock Exchange at the date of the offer.

The FMV of the underlying EDS shares at the date of the offer is, as the offering entity, Electronic Data Systems Corporation chooses, the last closing rate of the EDS shares on the Stock Exchange prior to the offer date or, the average closing rate of the EDS shares on the Stock Exchange over the last 30 calendar days prior to the offer date, whichever is the lowest.

•	The discount of the new stock options

The discount at the date of the offer of the new stock options, if any, equals the positive difference between the above-mentioned FMV of the EDS shares at the offer date and the Exercise price.

Tax-favored treatment

If several conditions3 are met, the taxable time value (i.e. 15% or 16% of the value of the underlying share) is divided in half (i.e. 7.5% or 8% of the value of the underlying share).

[3]	The tax-favored treatment will apply for options that meet the following conditions:

-	the exercise price of the option is definitively set at the time of the offer;

-	the option must contain a clause that it may not be exercised (i) before the end of the third calendar year following the year of the offer and (ii), after the end of the tenth year following the year of the offer;

-	the option may not be transferable “inter vivos”;

The Exchange plan allows that the new stock options are exercised before the end of the third calendar year following the year of offer and are transferred “inter vivos”. However, the tax-favored treatment (which reduces to half the taxable benefit) will apply if the Participant commits himself/herself:

a. not to exercise the new stock options before the end of the third calendar year following the year of offer, and;

b. not to transfer the new stock options except in case of death (see acceptance/rejection letter or Equity Related Agreement).

If and to the extent that the above-mentioned commitment is not complied with, the Participant will be taxed on an additional benefit in kind measured as the difference between the full taxable time value that should have been taxed on 60th day following the offer date of the new stock options if the employee would not have taken the above-mentioned commitment and the reduced taxable benefit taxed on the 60th day following the offer date (7.5% or 8% of the value of the underlying shares at the date of the offer). This means that an additional benefit of 7.5% [new stock options offered in compensation of the cancellation of outstanding eligible options that were originally granted under the Global Share Plan and the PerformanceShare Plan] or of 8% [new stock options offered in compensation of the cancellation of outstanding eligible options that were originally granted under the Incentive Plan and the Transition Incentive Plan] of the value of the underlying shares at the date of the offer will be taxable. This additional benefit in kind will be taxable in the income year during which the Participant would break his/her commitment (i.e. the year of early exercise or transfer inter vivos).

b.	Social security

In principle the discount (if any) at the date of the offer is subject to Belgian social security contributions (13,07% employee’s part and approximately 35% (for white-collar workers) / approximately 50% (on 108% of the discount for blue collar workers) employer’s part; no cap).

However since no costs associated with the new stock options are being charged back to the employing entities of the Belgian employees, since the options are granted at the sole discretion of Electronic Data Systems Corporation and since the Belgian employing entities do not intervene in the implementation nor in the administration of the Plan, no Belgian employee social security contributions are due.

c.	Withholding obligation for the employer

Since the new stock options are granted at the sole discretion of Electronic Data Systems Corporation and that the employing entity of the employees in Belgium is

-	the beneficiary may not be covered, directly or indirectly by the grantor, or a related company, against the risk of an option (“hedging”);

-	the option must relate to shares of the employing company, or to shares of a company which has a direct or indirect participation in the employing company – within the meaning of the Royal Decree of October 8, 1976.

not involved in the administration of the plan, there is no withholding tax requirements.

d.	Reporting obligation for the employer

The Belgian employer has to report the taxable amount together with the participant’s other taxable remuneration to the tax authorities on individual salary slips (Form 281.10) and summary statement (form 325.10) and to file them with the competent tax authorities by 31 March of the year following the year during which:

a. the 60th day following the new stock option offer date occurred;

b. the Participant breaches the conditions for a reduced taxable benefit, if applicable.

The taxable benefit will be reported in the box Ta (individual statement 281.10)

The box “Buitenlandse ven/Sociétés étrangères” must be ticked (since the new stock options are offered by Electronic Data Systems Corporation which does not have any Belgian permanent establishment).

e.	Reporting obligation for the employee

The employees must report the taxable benefit resulting from the new stock options in their Belgian individual income tax return as income of the year during which the following taxable moments in time took place:

a. the 60th day following the new stock option offer date occurred;

b. the Participant breaches the conditions for a reduced taxable benefit, if applicable.

The tax due must be paid after receipt of the tax notice. This document is drafted by 30 June of the second year following the year of revenues.

f.	Example

Hereafter, the Participant will find an example of the tax treatment of the benefit resulting from the new stock option offer.

I.	Assumptions (this is of a purely illustrative nature)

On April 1, 2004 Electronic Data Systems Corporation (hereafter EDS) offers the employee a new stock option to purchase 100 EDS shares at an exercise price per share of USD 20 and this, in compensation of the cancellation of outstanding eligible options that were originally granted under the Global Share Plan and the PerformanceShare Plan.

The new stock option is offered for a time-period of 4 years as from April 1, 2004, i.e. until March 31, 2008.

The average closing quotation of EDS’ shares on the New York Stock Exchange during a period of 30 calendar days preceding April 1, 2004, equals USD 21 (or EUR 21). The last closing rate of the EDS shares on the Stock Exchange before April 1, 2004 equals USD 20.50 (or EUR 20.50).

It is assumed that USD 1 = EUR 1.

EDS chooses to valuate the taxable amount on the basis of the last closing rate of the EDS share, because it is lower than the valuation on the basis of the average closing quotation of EDS’ shares during a period of 30 calendar days preceding April 1, 2004.

II.	The employee commits himself not to exercise the option before 1 January 2008 and not to transfer the option inter vivos and abides by his commitment. Calculation of the income taxes payable.

The taxable benefit at the date of the attribution, i.e. on the 60th day following 1 April 2004 amounts to EUR 203.75, being the sum of:

a) time value: EUR 153.75 (EUR 2,050 x 7.5%)

b) discount: EUR 50 [100 x (EUR 20.50 – EUR 20.00)]

Income taxes due equal EUR 108.70 (EUR 203.75 x 53.35%) provided a federal marginal rate of tax of 50% and a local tax rate of 6.7%.

No income taxes are payable at exercise, or when the shares acquired on exercise are sold.

III.	The employee commits himself not to exercise the option before 1 January 2008 and not to transfer the option inter vivos but does not abide by his commitment and exercises the option for 50% on 1 April 2006. Calculation of the income taxes payable.

The taxable benefit at the date of the attribution, i.e. on the 60th day following 1 April 2004 amounts to EUR 203.75, being the sum of:

a) time value: EUR 153.75 (EUR 2,050 x 7.5%)

b) discount: EUR 50 [100 x (EUR 20.50 – EUR 20.00)]

Income taxes due equal EUR 108.70 (EUR 203.75 x 53.35%) provided a federal marginal rate of tax of 50% and a local tax rate of 6.7%.

If the employee breaches his commitment by purchasing 50 shares on 1 April 2006, it appears a new taxable benefit of EUR 76.875 (7.5% x EUR 1,025 [50 shares x EUR 20.50]). Income taxes due on this new taxable benefit amount EUR 41.01 (EUR 76.875 x 53,35%), provided a federal marginal rate of tax of 50% and a local tax rate of 6,7%.

The total income tax equals EUR 149.71 [EUR 108.70 + EUR 41.01]

No income taxes are payable when the shares acquired on exercise are sold.

IV.	The employee does not commit himself not to exercise the option before 1 January 2008 and not to transfer the option inter vivos. Calculation of the income taxes payable.

The taxable benefit at the date of the attribution, i.e. on the 60th day following 1 April 2004 amounts to EUR 357.50, being the sum of:

a) time value: EUR 307.50 (EUR 2,050 x 15%)

b) discount: EUR 50 [100 x (EUR 20.50 – EUR 20.00)

Income taxes due equal EUR 190.73. (EUR 357.50 x 53.35%) provided a federal marginal rate of tax of 50% and a local tax rate of 6.7%.

No income taxes are payable at exercise, or when the shares acquired on exercise are sold.

B. Dividends

Dividends are subject to the following taxation on behalf of a Belgian tax resident:

-	in case the dividends are collected through a Belgian financial institution or another intermediary in Belgium: 25% withholding tax must be deducted by the bank or the intermediary. This withholding tax is considered as the final tax for Belgian residents, unless taxation with other income at progressive rates would be more advantageous;

-	in case the dividends were not collected through a Belgian financial institution or a Belgian intermediary: separate taxation (by assessment) at 25 % increased by a local tax (0 to 9 % of the state tax), unless taxation with other income at progressive rates would be more advantageous.

The American withholding that, in accordance with the double taxation convention between USA and Belgium, cannot exceed 15% of the total amount for Belgian residents, is deductible for Belgian tax purposes (a special request must be filed).

C. Capital gains realized at the sale of the shares

Capital gains realized at the sale of the shares are not taxable. On the other hand, realized capital losses are not tax deductible.

D. How to avoid U.S. withholding taxes for non U.S. residents

The Participant who is not U.S. citizen or resident must complete, sign and date immediately the form W-8 BEN. The form must be returned to Mellon Investor Services LLC, even if he/she has submitted a similar form in the past.

The purpose of the form W-8 BEN is for the Participant to certify that he/she is neither a U.S. citizen nor a resident of the U.S.

This form

-	will allow a reduction of the U.S. withholding on dividends to a maximum of 15% of the total amount of these dividends, in accordance to the double tax convention entered into by USA and Belgium; and

-	will avoid the tax withholding of 31% of the total proceeds from the sale of U.S. shares. Failure to return this form, duly completed, dated and signed, Mellon Investor Services LLC will have to retain a tax withholding equal to 31% of the total proceeds from the sale of the shares. The withholding, if any, is applicable to the entire proceeds of the stock sale rather than just the profit realized from the exercise of the options.

E. (Belgian) taxes on stock exchange transactions

The shares are purchased on the New York Stock Exchange by intermediary of a foreign broker and are held on a foreign brokerage account opened in the name of the employee.

If a Belgian financial intermediary is involved when the shares acquired upon exercise of the option are sold, a special tax must be paid.

This tax is 3.40/1000 for existing shares (1.7/1000 borne by the buyer, capped to EUR 250; and 1.7/1000 borne by the seller, capped to EUR 250) or 3.50/1000 for newly issued shares, capped to EUR 250 per transaction.

PART II: 2003 INCENTIVE PLAN OF

ELECTRONIC DATA SYSTEMS

CORPORATION

1) Eligible employees

The employees eligible to participate under the Plan (“Participants”) are those whose performance has a significant effect on the success of EDS. Their performance will be examined by the Committee, in its sole discretion.

2) How the Plan works

A. Goal of the Plan

The purpose of the Plan is to reinforce the Company’s efforts to motivate employees to think and act like owners of the Company and to reward outstanding performance by giving employees a stake in the Company’s future growth in the form of stock options.

B. Plan design

The Plan is a broad-based, nonqualified stock option plan that has been set up by the Company to give the employees of the Company of its subsidiaries the opportunity to purchase EDS Shares at a pre-determined price, and as a result, to enable its employees and the employees of its subsidiaries to share the success of the Company and its subsidiaries. Options are rights to purchase a specified number of EDS Shares at a specified price.

The Participants will receive the right to purchase EDS Shares at a pre-determined price. This right is called a “Stock Option” (see point 2) a. hereunder). The Participants whose Stock Option is vested can exercise their option and purchase EDS Shares at the Exercise Price. In other words, the Participant receives the chance to purchase EDS Shares in the future at a pre-determined price.

The maximum number of options EDS may grant worldwide under the Agreement is 66,149,952. EDS intends to grant 194.325 of those options to the employees of the Belgian subsidiaries participating to the Plan, during the lifetime of the Plan.

In addition to any specific or ad-hoc grant, there will be two different grants under the Plan: the Participants will be eligible to the “Bonus Grant” and/or to the “Annual Grant”. These two grants are implemented by two similar agreements, providing each for a different Exercise Period (see point (b) hereunder).

These two different grants aim to make the following distinction: the “Annual Grant” is granted to the employees to acknowledge their role and performance within EDS; the “Bonus Grant” is granted to employees who are part of the so-called ‘Structured Bonus Plan’.

EDS decided that in order to participate in the Plan, the Participants have to sign the Agreement and the Equity Related Agreement’ (ERA) and acknowledge that they agree with any and all provisions of these agreements.

The main provisions of the Agreement and the ERA are explained in this Abridged Prospectus. There are a few other provisions which are useful to summarily describe. Please find hereunder a first outline of these provisions with reference to the Agreement and the ERA. A translation into Dutch and French of the ERA is enclosed to the Abridged Prospectus to give a complete view of the provisions concerned.

a.	The Agreement

(i)	Article 3 of the Agreement:

Unless contrary to applicable law, if the scope of a Participant’s employment is modified through a leave of absence, reduction in work hours below that typically expected of a full-time employee, then the Option may cease to vest on the Vesting Date during the period that such modification of employment remains in effect.

(ii)	Article 7 of the Agreement:

This article contains different provisions concerning the sale and delivery of EDS shares. If for some reason, the sale of EDS Shares is prohibited, then EDS shall not be obligated to deliver any shares of EDS Common Stock if such sale or delivery would violate any applicable law.

(iii)	Article 9 of the Agreement:

Participant shall not have any right (including the right to receive distributions) in respect of any of the Option Shares granted under the Agreement unless and until Participant has exercised the Options

(iv)	Article 11 (d) of the Agreement:

Any notice from the Participant to the Company shall be addressed to the Secretary of EDS at 5400 Legacy Drive, Plano, Texas 75024-3199 and any notice to Participant shall be addressed to Participant at the address listed within the Company employee records system.

(v)	Article 11 (g) of the Agreement:

The Company shall be entitled to enforce the provisions of the Agreement by filing different claims. These claims are described in the abovementioned Article.

(vi)	Article 11 (i) of the Agreement:

All references in this Agreement to determinations to be made by the Committee shall be deemed to include determinations by any person or persons to whom the Committee may delegate such authority in accordance with the rules adopted thereby. The Committee has complete discretion as to whether or not to make any determinations hereunder, and such determinations are final.

(vii)	Article 11 (j) of the Agreement:

No member of the Committee shall be liable for anything in connection with the implementation of the Agreement, except for his own willful misconduct or as expressly provided by applicable law.

(viii)	Article 11 (l) of the Agreement:

No provision of the Agreement will have an influence on the duration or the conditions of the employment agreement of the Participant with EDS.

(ix)	Article 11 (m) of the Agreement:

The Participants acknowledge the following:

■	The Agreement is part of the Plan;

■	The competence of the Committee;

■	Not to acquire any additional rights as a result of signing the Agreement, except the right to exercise the Stock Options granted;

■	Having examined the Provisions of the Plan.

(x)	Article 11 (n) of the Agreement:

The Participants agree to the gathering, processing and transfer of some related personal data, in line with the applicable legislation.

b.	The “Equity Related Agreement”

(i)	Article 2 and Article 6 of the ERA:

The Participants acknowledge that they cannot disclose or use confidential information and proprietary rights concerning EDS. Article 2 provides that the Participant waives any right concerning innovations, patents, copyrights and licences, as permitted by applicable law.

This article should be read together with article 6. In the event of the Participants (i) breach the provisions of article 2 of the ERA, or (ii) it is determined by EDS that the Participant engaged in conduct related to his/her employment with EDS for which he/she and/or EDS could be held either criminally or civilly liable, the Participant shall immediately cease vesting and shall forfeit any and all rights and/or interest that he/she may have in any stock options granted under the Agreement. This forfeiture is further detailed provisions in article 6(a) and 6(b) of the ERA, a copy of which is enclosed to the abridged prospectus.

In accordance with articles 6(c) and 6(d) of the ERA, the provisions of articles 6(a) and 6(b) may be amended to be put in line with Belgian law. The provisions of the ERA will be interpreted in such a manner as to be valid under Belgian law. However, if any provision of the ERA is held to be prohibited by Belgian law, such provisions shall be deemed not to be part of the ERA otherwise and shall not invalidate the remainder of such provision or the remaining provisions of the ERA.

(ii)	Article 3 of the ERA:

The Participant agrees to devote his best efforts, full time and energy to serve EDS.

(iii)	Article 4 of the ERA:

Unless contrary to applicable law, the Participant consents that, from time to time, he may be tested to detect the presence of any illegal drugs.

(iv)	Article 5 of the ERA:

Unless contrary to applicable law, the Participant acknowledges that no provision of the ERA shall have an influence on the duration of his employment agreement.

(v)	Article 7 of the ERA:

Unless contrary to applicable law, the Participant shall disclose to EDS in writing any restrictions that may affect Employee’s ability to work on behalf of EDS, before signing the ERA.

(vi)	Article 8 of the ERA:

This article relates to the applicable law and competent jurisdictions.

(vii)	Article 9 of the ERA:

The Participant acknowledges that the value of the granted Stock Options is uncertain.

c.	Price/Number of shares

The Agreement gives the Participant the possibility (within a limited period of time) to purchase EDS Common Stock at a pre-determined price, i.e. the fair market value of the EDS shares on the date of Grant (the “Exercise Price”). The fair market value of the shares will be the average of the lower and the higher price of the EDS shares on the New York Stock Exchange that day. The exercise price is set at USD on any such Grant Date. This information will be communicated to the Participants shortly after the Grant Date. An employee eligible to receive option under the Agreement is not obliged to purchase shares.

The number of common stock that the Participant can purchase is provided for in the grant letter that will be sent to him.

The options granted will be held on an account opened with Mellon Investor Services LLC.

d.	Definitive Vesting (‘vesting’) and Exercise Period

Subject to the provisions hereunder concerning the “Annual Grant”, the Stock Options shall be definitely vested on the Vesting Date, i.e. on the first (“Bonus Grant”) or the fourth (“Annual Grant”) anniversary of the Grant Date provided the New York Stock Exchange shall be open for trading on such date (or on the preceding business day if there shall have been no trading on the anniversary date).

In the case of an Annual Grant, the Stock Options shall be vested in the following circumstances:

-	the Participant shall become vested in the half of the Option Shares on the first trading day that occurs any time after twelve months after the Grant Date, that the closing price of EDS Common Stock is equal to or greater than a 30% increase above the Option Price for ten consecutive trading days;

-	the Participant shall become vested in all the Option Shares on the first trading day that occurs any time after twenty-four months after the Grant Date, that the closing price of EDS Common Stock is equal to or greater than a 50% increase above the Option Price for ten consecutive trading days.

The period during which the employee is entitled to purchase shares of Common Stock covered by Vested Option Shares commences on the applicable Vesting Date upon which such Option Shares first become vested and ends at 2:30 P.M., Plano, Texas time, on the fifth (Bonus Grant) or tenth (Annual Grant) anniversary of the Date of Grant.

The shares of Common Stock that the Participant is entitled to purchase are existing EDS shares. The existing shares are listed on the New York Stock Exchange.

e.	Exercise

The Option shall be considered exercised as to all or a portion of the Vested Option Shares that Grantee is then entitled to purchase when the two following conditions are fulfilled:

(i)	Receipt of notice by the Secretary of EDS or a designated administrative agent specifying, among other things, the number of Option Shares to be purchased; and

(ii)	Payment to EDS of the Option Price for each Vested Option Share to be purchased in cash or by means of tendering theretofore owned Common Stock or a combination thereof, provided that such previously owned shares of Common Stock (x) are freely transferable and (y) have been owned by the Grantee for at least six-months prior to the tender thereof.

Conform article 8 of the Agreement, the Participant has to deliver to EDS an executed copy of the Agreement.

f.	Exercise methods

Individual accounts will be established for all Participants with Mellon Investor Service LLC, the Plan’s administrator. These individual accounts are located at “Mellon Investor Services, Ridgedfield Park, New Jersey USA”. All the Participants can access this account round-the-clock by Internet. The options granted are held on account at Mellon Investor Services LLC. The account is opened based on information sent to Mellon Investor Services LLC by the Company. There is no charge for the Participant until options are exercised. Statements reflecting the Participant’s outstanding options are mailed annually. Employee Service Direct, a secure Internet site from Mellon Investor Services LLC allows Participants to view stock option accounts.

A Participant may exercise part or all of his/her vested options by contacting Mellon Investor Services LLC, the Plan’s administrator at (+1) (201) 296-6771. The head office of Mellon Investor Services LLC is located at Overpeck Centre, Challenger

Road 85, Ridgefield Park, New York, N.Y., 07660. An individual account is automatically opened for all Participants upon exercise of the options. The opening and holding of this account is free of charge for the Participant. If additional or other equity is added to the account (transactions outside of the scope of the Plan), Mellon Investor Services LLC will require that the Participant open a new account with the mention of his name, address, country of origin, telephone number and birth date.

Participants may contact Mellon Investor Services LLC by using one of the following methods to exercise their options and to notify their choice of exercise method:

(1) Telephone Mellon Investor Services LLC at +1 (201) 337-6771 and speak to a customer service representative;

(2) Telephone Mellon Investor Services LLC at +1 (201) 337-6771 and using their Personal Identification Number, follow the prompts to exercise their options using the voice response system;

(3) Access their account through Mellon Investor Services LLC’s secure Internet site http://www.melloninvestor.com. The Participants must have a Personal Identification Number to access their account and execute trades using this Internet site.

Participants who are not U.S. residents must complete a Form W-8BEN for U.S. tax purposes. This form must be on file with Mellon Investor Services LLC prior to exercise of the option to avoid United States Federal 31 % backup withholding on dividends and gross proceeds from the sale of stock purchased through the Plan. The W-8BEN form can be obtained from Mellon Investor Services LLC. If the Participant has registered for access to his/her account through Mellon Investor Services LLC’s secure Internet site http://www.melloninvestor.com, an electronic version of the form may be submitted through that Internet site.

The Participant should confirm with Mellon Investor Services LLC that his/her Form W-8BEN is on file certifying that he/she is not a United States resident for United States tax purposes. Once that has been done, the Participant initiates the exercise of his/her option using one of the 3 methods described above.

A Participant may choose one of the following methods to exercise his/her vested options*:

■	Cashless for Cash;

■	Cashless for Shares;

■	Cash for Shares.

There may be fees and taxes associated with each exercise.

*	Stock prices and performance used in the following examples are not intended to reflect actual prices or performance. The figures used are for explanatory purposes only and are expressed in U.S. dollars.

CASHLESS FOR CASH

In a “Cashless for Cash” exercise, the Participant receives in cash the difference between the exercise price and the market value of the Company’s stock at the time the stock option is exercised. Fees and taxes will be deducted. There is no out-of-pocket expense to the Participant. This method of exercising has the advantage that the Participant does not have to pay the stock price out of his/her own pocket.

Settlement for the sale of any shares involved with the exercise on the New York Stock Exchange occurs on the third NYSE business day after the order is executed. Participants may request that shares be sold at the market price or at a specified price, a limit order. A check will be mailed to the Participant on the settlement date.

Cashless for Cash Example
Number of stock options	100
Exercise price	USD 15
Value per share at time of exercise	USD 25
Gross amount to employee in cash (taxes and fees will be deducted)	USD 1,000

CASHLESS FOR SHARES

In a “Cashless for Shares” exercise, the Participant receives EDS Shares at the time the stock option is exercised. Shares to be issued at exercise will be sold on his/her behalf to pay for the exercise price owed by the Participant. The Participant receives the difference between the number of shares he/she chooses to exercise and the number of shares sold on his/her behalf to pay for the exercise price. Fees and taxes will be deducted. There is no out-of-pocket expense to the Participant.

Settlement for the sale of any shares involved with the exercise on the New York Stock Exchange occurs on the third NYSE business day after the order is executed. Participants may request that shares be sold at the market price or at a specified price, a limit order. On the settlement date the shares of stock will be entered to the Participants account at American Stock Transfer and Trust Company (AST), the transfer agent of the Company. Participants are mailed a confirmation from Mellon Investor Services LLC confirming the details of any sale of stock, the day after the order is executed. Normal practice is that the shares received as a result of exercise of options under the Plan are held on the account at AST.

Cashless for Shares Example
Number of stock options	100
Exercise price	USD 15
Value per share at time of exercise	USD 25
Number of shares required to be sold to pay for total exercise price/value	60 shares

Net shares to employee (taxes and fees will be deducted before shares are delivered to the employee)	40 shares

CASH FOR SHARES

In a “Cash for Shares” exercise, the Participant receives EDS Shares at exercise by paying the exercise price for those shares. In addition, he/she may need to pay for any applicable fees and taxes at the time he/she exercises his/her stock option.

The shares of stock will be entered to the Participants account at AST on the settlement date. Participants are mailed a confirmation from Mellon Investor Services LLC confirming the details of any sale of stock, the day after the order is executed. Normal practice is that the shares received as a result of exercise of options under the Plan are held on the account at AST. The Cash for Shares method must involve a Mellon Investor Services LLC representative. The amount involved is usually sent by wire transfer to Mellon Investor Services LLC by the Participant.

Cash for Shares Example
Number of stock options	100
Exercise price	USD 15
Exercise price/value paid by employee	USD 1,500 (plus applicable fees and taxes)
Shares received by employee	100 shares

g.	Transfer

Conform article 4 of the Agreement, the Option granted under the Agreement to the Participant may not be transferred in any way, except as provided for in article 14 of the Plan. This article provides that the Option can only be transferred by will, in accordance with the applicable laws of inheritance. Furthermore, the Committee, in its sole discretion, may allow the transfer of the Options granted in the circumstances described in article 14 of the Plan.

C. Cessation of employment

a.	Retirement, permanent disability or death of the Participant – Designation of the beneficiary

If the employment agreement with the Company is terminated prior to 5:00 p.m., Plano, Texas time, prior to the Vesting Date because of retirement, permanent disability or death of the Participant, at the date of the annual award, then all of the options Shares not definitively vested shall immediately be deemed to be Vested Option Shares. The Participant, his Beneficiary (as hereinafter defined) or the representative of Participant’s estate may purchase some or all of the Vested Option Shares within a reduced time-period of exercise (in addition to the ordinary time-

period of exercise as defined above) which will commence on the date of the termination and will end after two years.

The Participant can appoint one or more beneficiaries by using the Designation form of the Incentive Plan – 1996’s beneficiary. According to Article 5 of the Plan, the beneficiaries will have the right to exercise the option in case of Participant’s death.

Example

A Participant owes 100 Vested Options Shares and 400 options, which are not definitively vested. On the date of retirement, permanent disability or death, all the options are vested.

b.	Serious misconduct

In case the employment agreement is terminated for serious misconduct before the tenth anniversary (“Annual Grant”) or the fifth anniversary (“Bonus Grant”) of the date of attribution, all the options that are not definitively vested will be immediately lost.

As regards the Vested Option Shares, the Participant may exercise the option within a time-period of 90 days.

c.	Other causes

In case the employment agreement is terminated for other causes that these above mentioned (notably because of termination by the employer or the employee) before the tenth (“Annual Grant”) or the fifth (“Bonus Grant”) anniversary of the date of attribution,

-	20% of the offered options will be definitively vested as from 24 February 2004 and could be exercised until the tenth (“Annual Grant”) or the fifth (“Bonus Grant”) anniversary of the date of attribution;

-	the options that have been definitively vested before the termination of the employment agreement could be exercised within a time-period of 90 days;

-	the other options that are not definitively vested at the time of employment agreement termination will be immediately lost.

As regards the Vested Option Shares, the Participant may exercise the option within a time-period of 90 days.

D. Amendments to the Plan

According to Article 9 of the Plan, EDS Board of Directors at its sole discretion can amend the Plan in the manner it estimates appropriated in combination with other events stated in Article 15 of the Plan and which can occur (amongst others merger of EDS with another company and capital reorganization of EDS). These amendments to the Plan can also regard, without any limitation, the number of options and the exercise price. No amendment can affect the rights coming from the Plan, except in case of express agreement of the Participant.

E. Governing law

The Plan and all decisions and transactions realized pursuant to the Plan shall be determined in accordance with the laws of Delaware, except other stated by the Belgian and American laws on securities.

Any dispute concerning the validity, interpretation and execution of the Plan, shall be submitted to the non-exclusive jurisdiction of the Courts of Belgium.

F. Costs of the Plan

a.	Administrative expenses

The expenses for administering the Plan will be paid by the Company. Certain fees and expenses relating to the exercise of the options however must be paid by the employee.

b.	Transaction fees

- The transaction fees relating to the exercise of the options will be borne by the employee. These costs, withheld by Mellon Investor Services LLC are structured as following:

Exercise Type	Transaction Fee	Other Expenses
Cashless for Cash	USD 0.06 per share	USD 10 particular exercise fee
Cashless for Shares or Cash for Shares	USD 28 per transaction	USD 10 particular exercise fee

- In addition to the fees listed above, the U.S. Security and the Exchange Commission (SEC) charges a fee of USD 0,0000301 per share.

- In case of limit order, Mellon Investor Services LLC will charge an extra fee of 10 USD, since a limited order entails a special treatment. A limited order differs from a market order because it can only be executed at the specified price or better (while a market order is to be executed at whatever price is available when the order is executed.

- In case of limit order to sell shares, the order could be executed at the limit price or higher. In case of limit order to purchase shares, the order could be executed at the limit price or lower.

The Eligible Employees may receive additional information about fees and expenses by contacting Mellon Investor Services LLC at (+1) (201) 337-6771.

G. Term of the Plan – Frequency of grants

During the term of the Plan, grants shall be made at the discretion of the board of directors (usually monthly to new hires, and once a year for existing employees).

The Plan will remain valid unless the Boars of Directors decides to terminate the Plan.

3) Tax consequences for Belgian employees

A. The tax treatment of the non-qualified stock option agreement

a.	Income tax treatment

Taxation on the 60th day following the dated offer notification

Stock options which acceptance has been duly notified in writing to Electronic Data Systems Corporationat the latest by the 60th day following the offer date (the option award expiring on the 61st day) will be taxed on that 60th day following the offer date. The taxable amount (see below) will be regarded as taxable pay taxed at graduated rates ranging from 25% to 50% to be increased by local tax (which varies from 0% to 9%) calculated on the principal amount of taxes due.

The amended tax stock option law of 26 March 1999 stated that the dated award has to be notified in writing to the employee. The offer date is the date on which the employee has been informed in writing about the option award.

Taxable basis

The taxable amount is calculated to be the sum of the taxable time value and of the discount at the offer date, if any.

The taxable time value for the EDS non-qualified stock options that have a life of almost five years to be calculated from the offer date (Bonus Grant/SBP), equals 15% of the fair market value (FMV) of the underlying EDS shares on the New York Stock Exchange at the date of the offer.

The taxable time value for the EDS non-qualified stock options that have a life of almost ten years to be calculated from the offer date (Annual Grant/AG), equals 20% of the fair market value (FMV) of the underlying EDS shares on the New York Stock Exchange at the date of the offer.

The FMV of the underlying EDS shares at the date of the offer is, as the offering entity Electronic Data Systems Corporation chooses, the last closing rate of the EDS shares on the Stock Exchange prior to the offer date or, the average closing rate of the EDS shares on the Stock Exchange over the last 30 calendar days prior to the offer date, whichever is the lowest.

The discount at the offer date, if any, equals the positive difference between the above-mentioned FMV of the EDS shares at the offer date and the Exercise price.

Tax-favored treatment

If several conditions4 are met, the taxable time value (i.e. 15% or 20% of the value of the underlying share) is divided in half (i.e. 7.5% or 10% of the value of the underlying share).

The Plan allows under certain circumstances that options are exercised before the end of the third calendar year following the year of offer and are transferred “inter vivos”. However, the tax-favored treatment (which reduces to half the taxable benefit) will apply if the Participant commits himself/herself:

a. not to exercise the option before the end of the third calendar year following the year of offer (the “Obligatory Holding Period”, i.e. the period over which the options must be conserved), and;

b. not to transfer the option except in case of death (see acceptance/refusal letter).

If and to the extent that the Obligatory Holding Period is not complied with, or that the option is transferred other than by death, the Participant will be taxed on an additional benefit in kind measured as the difference between the full taxable time value that should have been taxed on 60th day following the offer date if the employee would not have taken the above-mentioned commitment and the reduced taxable benefit taxed on the 60th day following the offer date (7.5% or 10% of the value of the underlying shares at the date of the offer). This means that an additional benefit of 7.5% or of 10% of the value of the underlying shares at the date of the offer) will be taxable. This additional benefit in kind will be taxable in the income year during which the Participant would break his/her commitment (i.e. the year of early exercise).

b.	Social security

In principle the discount (if any) at the offer date is subject to Belgian social security contributions (13,07% employee’s part and approximately 35% (for white-collar workers) / approximately 50% (on 108% of the discount for blue collar workers) employer’s part; no cap).

[4]	The tax-favored treatment will apply for options that meet the following conditions :

-	the exercise price of the option is definitively set at the time of the offer;

-	the option must contain a clause that it may not be exercised (i) before the end of the third calendar year following the year of the offer and (ii), after the end of the tenth year following the year of the offer;

-	the option may not be transferable “inter vivos”;

-	the beneficiary may not be covered, directly or indirectly by the grantor, or a related company, against the risk of an option (“hedging”);

-	the option must relate to shares of the employing company, or to shares of a company which has a direct or indirect participation in the employing company - within the meaning of the Royal Decree of October 8, 1976

However since no costs associated with these stock options are being charged back to the employing entities of the Belgian employees, since the options are granted at the sole discretion of Electronic Data Systems Corporation and since the Belgian employing entities do not intervene in the implementation nor in the administration of the Plan, no Belgian employee social security contributions are due.

c.	Withholding obligation for the employer

Since the options are granted at the sole discretion of Electronic Data Systems Corporation and that the employing entity of the employees in Belgium is not involved in the administration of the plan, there is no withholding tax requirements.

d.	Reporting obligation for the employer

The Belgian employer has to report the taxable amount together with the participant’s other taxable remuneration to the tax authorities on individual salary slips (Form 281.10) and summary statement (form 325.10) and to file them with the competent tax authorities by 31 March of the year following the year during which:

a. the 60th day following the option offer date occurred;

b. the Participant breaches the conditions for a reduced taxable benefit, if applicable.

The taxable benefit will be reported in the box Ta (individual statement 281.10)

The box “Buitenlandse ven/Sociétés étrangères” must be ticked (since the options are offered by Electronic Data Systems Corporation, which does not have any Belgian permanent establishment).

e.	Reporting obligation for the employee

The employees must report the taxable benefit resulting from the stock options in their Belgian individual income tax return as income of the year during which the following taxable moments in time took place:

a. the 60th day following the option offer date occurred;

b. the Participant breaches the conditions for a reduced taxable benefit, if applicable.

The tax due must be paid after receipt of the tax notice. This document is drafted by 30 June of the second year following the year of revenues.

f.	Example[5]

Hereafter, the Participant will find an example of the tax treatment of the benefit resulting from the stock option offer.

[5]	This example will be completed the moment the options will be actually granted.

I. Assumption ( this is of a purely illustrative nature)

On [            ] Electronic Data Systems Corporation offered the employee an option to purchase 100 EDS shares at an exercise price per share of USD [            ].

The option is offered for a time-period of 5 years as from [            ], i.e. until[            ].

The average closing quotation of EDS’ shares on the New York Stock Exchange during a period of 30 calendar days preceding the [            ], equals USD [            ](or EUR [            ] using the average of the closing quotations of the shares, each expressed in EURO, over the 30 calendar days period). The last closing rate of the EDS shares on the Stock Exchange prior to the offer date equals USD [            ](or EUR [            ] using the last exchange rate prior to the offer date).

EDS chooses to valuate the taxable stock option income on the basis of the average closing quotation of EDS shares during a period of 30 calendar days preceding[            ]/on the basis of the last closing rate of the EDS shares on the Stock Exchange prior [ ]6, because it is lower than the valuation on the basis of the last closing stock rate preceding [            ]/the valuation on the basis of the average closing quotation of EDS shares during a period of 30 calendar days preceding [ ]7.

The exchange rate used to convert the exercise price into EUR is the average closing exchange rate during the 30 calendar days period/the last exchange rate prior to the offer date8: 1 EUR = [            ].USD. The exercise price of USD [            ].thus equals to EUR [            ].

II.	The employee commits himself not to exercise the option before the end of the Obligatory Holding Period [i.e. not before 1 January ] and not to transfer the option inter vivos and abides by his commitment. Calculation of the income taxes payable.

The taxable benefit at the date of the attribution, i.e. on the 60th day following [            ]. amounts to EUR [            ]., being the sum of:

a) time value: EUR [            ].

b) discount: EUR [            ].Income taxes due equal EUR [            ]. (EUR [            ].x 53.35%) provided a federal marginal rate of tax of 50% and a local tax rate of 6.7%.

No income taxes are payable at exercise, or when the shares acquired on exercise are sold.

III.	The employee commits himself not to exercise the option before the end of the Obligatory Holding Period [i.e. not before 1 January ]. and not to

[6]	Choose the applicable alternative by deleting the other.
[7]	Choose the applicable alternative by deleting the other.
[8]	Choose the applicable alternative by deleting the other.

transfer the option inter vivos but does not abide by his commitment and exercises the option for 80% on [            ]. Calculation of the income taxes payable.

The taxable benefit at the date of the attribution, i.e. on the 60th day following [            ]. amounts to EUR [            ]., being the sum of:

a) time value: EUR [            ].

b) discount: EUR [            ].

Income taxes due equal EUR [            ]. provided a federal marginal rate of tax of 50% and a local tax rate of 6.7%.

When the employee breaches his commitment on [            ]., it appears a new taxable benefit of EUR [            ]. Income taxes due on this new taxable benefit amount EUR [            ]., provided a federal marginal rate of tax of 50% and a local tax rate of 6,7%.

The total income tax equals EUR [            ].

No income taxes are payable when the shares acquired on exercise are sold.

IV.	The employee does not commit himself not to exercise the option before the end of the Obligatory Holding Period [i.e. not before 1 January ]. and not to transfer the option inter vivos. Calculation of the income taxes payable.

The taxable benefit at the date of the attribution, i.e. on the 60th day following [            ].amounts to [            ]., being the sum of:

a) time value: EUR [            ].

b) discount: EUR [            ].

Income taxes due equal EUR [            ].provided a federal marginal rate of tax of 50% and a local tax rate of 6.7%.

No income taxes are payable at exercise, or when the shares acquired on exercise are sold.

B. Dividends

Dividends are subject to the following taxation on behalf of a Belgian tax resident:

-	in case the dividends are collected through a Belgian financial institution or another intermediary in Belgium: 25% withholding tax must be deducted by the bank or the intermediary. This withholding tax is considered as the final tax for Belgian residents, unless taxation with other income at progressive rates would be more advantageous;

-	in case the dividends were not collected through a Belgian financial institution or a Belgian intermediary: separate taxation (by assessment) at 25 % increased by a local tax (0 to 9 % of the state tax), unless taxation with other income at progressive rates would be more advantageous.

The American withholding that, in accordance with the double taxation convention between USA and Belgium, cannot exceed 15% of the total amount for Belgian residents, is deductible for Belgian tax purposes (a special request must be filed).

C. Capital gains realized at the sale of the shares

Capital gains realized at the sale of the shares are not taxable. On the other hand, realized capital losses are not tax deductible.

D. How to avoid U.S. withholding taxes for non U.S. residents

The Participant who is not U.S. citizen or resident must complete, sign and date immediately the form W-8 BEN. The form must be returned to Mellon Investor Services LLC, even if he/she has submitted a similar form in the past.

The purpose of the form W-8 BEN is for the Participant to certify that he/she is neither a U.S. citizen nor a resident of the U.S.

This form :

-	will allow a reduction of the U.S. withholding on dividends to a maximum of 15% of the total amount of these dividends, in accordance to the double tax convention entered into by USA and Belgium; and

-	will avoid the tax withholding of 31% of the total proceeds from the sale of U.S. shares. Failure to return this form, duly completed, dated and signed, Mellon Investor Services LLC will have to retain a tax withholding equal to 31% of the total proceeds from the sale of the shares. The withholding, if any, is applicable to the entire proceeds of the stock sale rather than just the profit realized from the exercise of the options.

E. (Belgian) taxes on stock exchange transactions

The shares are purchased on the New York Stock Exchange by intermediary of a foreign broker and are held on a foreign brokerage account opened in the name of the employee.

If a Belgian financial intermediary is involved when the shares acquired upon exercise of the option are sold, a special tax must be paid.

This tax is 3.40/1000 for existing shares (1.7/1000 borne by the buyer, capped to EUR 250; and 1.7/1000 borne by the seller, capped to EUR 250) or 3.50/1000 for newly issued shares, capped to EUR 250 per transaction.

PART III: GENERAL INFORMATION

CONCERNING EDS AND ITS CAPITAL

A. Preliminary remark

All relevant information regarding EDS, its activity and structure, its recent dividend policy, any legal proceedings in which EDS may be involved and the recent developments and outlook for the future can be consulted in the quarterly, annual and other reports which are made available via the Company’s website (http://www.eds.com/investor_relations).

The accounts of EDS are drawn up in accordance with the accounting principles applicable in the United States (United States Generally Accepted Accounting Principles – US GAAP). Please note that these principles can deviate from the accounting principles applicable in Belgium.

B. General information concerning EDS

EDS was incorporated in Delaware in 1994 and, at the time of its split-off from General Motors Corporation (“GM”) in 1996, became the successor to the business and operations of the Texas Corporation which had been incorporated under the same name in 1962. In 1984, GM acquired all of the capital stock of the Texas Corporation, which prior to that time had been an independent, publicly held corporation. As a result of the split-off, EDS once again became an independent publicly held corporation.

EDS has been a leader in the global information technology services industry for more than 37 years and provides substantial advice, electronic solutions, business process management and expertise in respect of systems and technology to thousands undertakings and authorities worldwide.

During the first quarter of 2003, we appointed Michael H. Jordan as Chairman and Chief Executive Officer, Jeffrey M. Heller as President and Chief Operating Officer and Robert H. Swan as Executive Vice President and Chief Financial Officer. On June 18, 2003, we announced the following strategic priorities for the company under our new senior management team: stabilizing and growing our core IT outsourcing business; evolving a broader business footprint by investing in new growth opportunities, such as additional capabilities in business process outsourcing; and strengthening our balance sheet and liquidity position. Prior to our June 18 announcement, we had conducted our IT outsourcing business through our Operations Solutions and Solutions Consulting lines of business. We will transition those units to a unified IT outsourcing business. This single-entity operating model for our IT outsourcing operations is designed to allow us to go to market with a single face to the client, consolidate our global delivery capabilities, focus our product and portfolio management and establish a competitive cost structure aligned with market demand. As part of the plan, our A.T. Kearney and PLM Solutions units will continue to operate as complementary businesses.

More information concerning EDS, such as her activities and number of employees, is made available via the Company’s website (http://www.eds.com/about_eds).

C. Financial data concerning EDS

EDS’ stock is listed and traded on the New York Stock Exchange and on the London Stock Exchanges under the symbol “EDS”.

EDS has no intention of seeking a listing of its shares on a Belgian Stock Exchange.

All relevant financial information and prospects of EDS can be consulted in the quarterly and annual reports of the Company which are made available via the website of EDS (http://www.eds.com/investor_relations). The quarterly reports usually become publicly available in the course of the month April (for the period ended March 31), in the course of the month July (for the period ended June 30), in the course of the month October (for the period ended September 30) and the annual reports of the Company become publicly available during the course of the month April of each year.

Information concerning the recent share price evolution and trading volume of EDS’ shares for the last year (s) is available on the following website: http://finance.yahoo.com.

On December 31, 2002 shareholders’ equity amounted to 7,022,000,000 USD. The EDS’ authorized capital stock amounts to 22,000,000 USD and consists of 2,000,000,000 shares of common stock, par value USD 0.01 per share (“Shares of Common stock”) and 200,000,000 shares of preferred stock, par value USD 0.01 per share (“Shares of Preferred stock).

No Preference Shares have been issued up to December 31, 2002. Up to December 31, 2002, 495.604.217 Ordinary Shares have been issued. On December 31, 2001, EDS had already issued 495.593.044 Ordinary Shares with a nominal value of 0,01 USD per share.

As the case may be, the holders of Ordinary Shares have the right to receive one dividend as the Board of Directors may decide and without prejudice to the preferred rights attached to the Preference Shares.

In case of dissolution or winding-up, the holders of Ordinary Shares rights over the assets and properties which are available for a distribution to the shareholders, without prejudice to the preferred rights attached to the Preference Shares. Each Ordinary Share confers to its holder one voting right at a shareholders’ meeting. The annual general meeting of shareholders is held the first Tuesday of May each year.

EDS has no established dividend policy. Since EDS has become a public listed company it has paid a dividend of USD 0.15 per share for each quarter. However this should not be regarded as an acquired right and dividends can be increased or decreased in any given quarter. At the end of the third quarter, i.e. on October 26, 2002, the earnings per share after dilution amounted to USD 0.18.

D. Group structure of EDS

Reference is made to the document showing the Group Structure of EDS. EDS is the ultimate holding company of the Group.